Exhibit 4.1

                          ARINCO COMPUTER SYSTEMS INC.
                  STATEMENT PURSUANT TO SECTION 53-11-16 OF THE
                       NEW MEXICO BUSINESS CORPORATION ACT
                    ESTABLISHING AND DESIGNATING A SERIES OF
               PREFERRED STOCK TO BE KNOWN AS SERIES B CONVERTIBLE
                 PREFERRED STOCK AND FIXING AND DETERMINING THE
                     RELATIVE RIGHTS AND PREFERENCES THEREOF


        Arinco Computer Systems Inc., a corporation organized and existing under the laws of the State of New Mexico, does hereby certify:

        A. Name of the Corporation. The name of the corporation is Arinco Computer Systems Inc. (the "Corporation").

        B. Copy of Resolutions. Pursuant to the authority conferred upon the Board of Directors by the Restated Articles of Incorporation of the Corporation and pursuant to the provisions of Section 53-11-16 of the Business Corporation Act of the State of New Mexico, the Board of Directors of the Corporation duly adopted resolutions establishing and designating a series of 4,000,000 shares of preferred stock, which resolutions are as follows:

        "RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation in accordance with the provisions of the Corporation's Restated Articles of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created and given the distinctive designation of "Series B Convertible Preferred Stock" (the "Series B Preferred"), such series to consist of 4,000,000 shares of preferred stock, par value $0.10 per share, the relative rights and preferences of which shall be as follows:

        Rights, Preferences and Restrictions of Series B Preferred. The rights, preferences, privileges and restrictions granted to and imposed on the Series B Preferred are as set forth below in Sections 1 through 8.

        1. Dividends. The holders of the Series B Preferred shall be entitled to receive, out of any funds legally available therefor, such dividends as may be declared from time to time by the Board of Directors of the Corporation provided that no dividend or distribution shall be declared or paid on any shares of the Common Stock of the Corporation (the "Common Stock") unless at the same time an equivalent dividend or distribution is declared or paid, as the case may be, on all outstanding shares of Series B Preferred and provided further that any dividend or distribution on Series B Preferred shall be payable at the same rate per share as would be payable on the shares of Common Stock which the holder of the Series B Preferred would be entitled to receive if he had converted the shares of Series B Preferred into Common Stock pursuant to Section 4 hereof immediately prior to the record date of such dividend or distribution.
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        2. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each a "Distribution Event"):

        (a) Series B Preferred Preference. The holders of the Series B Preferred shall be entitled to receive with respect to such Distribution Event pro rata in accordance with the shares of Series B Preferred then held by them, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such shares, an amount equal to the greater of (i) the aggregate of the Original Issue Price (as defined below) for all such shares of Series B Preferred plus an amount equal to all declared but unpaid dividends on such shares of Series B Preferred and (ii) the amount that the holders of Series B Preferred would be entitled to receive if all such shares of Series B Preferred had been converted into Common Stock pursuant to Section 4 hereof immediately prior to the record date for the distributions relating to the Distribution Event. If the assets and funds thus distributed among the holders of the Series B Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series B Preferred pro rata in accordance with the shares of Series B Preferred then held by them. The "Original Issue Price" of the Series B Preferred shall be $10.00 per share (as adjusted for any stock dividend, stock splits, recapitalization, reorganizations and other similar transactions with respect to the Series B Preferred).

        (b) Reorganization, Merger or Sale of Assets. Neither a consolidation or a merger of the Corporation with or into any other corporation or corporations nor the sale of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2.

        3. Voting Rights. Except as otherwise provided herein or required by law, each share of Series B Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which the Series B Preferred could be converted pursuant to Section 4 hereof as of the record date for the determination of the stockholders entitled to vote on such matter or, if no record date is established, as of the date such vote is taken, and the holders of Series B Preferred shall vote share for share with the holders of the Common Stock without distinction as to class and shall not be entitled to vote separately as a class or series of a class. Nothing set forth in this Section 3 shall be construed as a waiver of the right of the holders of the Series B Preferred to vote as a class when specifically entitled to do so pursuant to
Section 6 herein. The voting rights of the Series B Preferred shall include, but not be limited to, the right to vote on the Charter Amendment (as hereinafter defined).

        4. Conversion. The holders of the Series B Preferred have conversion rights as follows (the "Conversion Rights"):

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        (a) Right to Convert. Each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred, into such number of fully paid and nonassessable shares of Common Stock (the "Conversion Rate") as is determined by dividing the Original Issue Price by the Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion (the "Conversion Price") for the Series B Preferred shall initially be $0.25 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

        (b) Automatic Conversion. Each share of Series B Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Rate of such stock (i) immediately prior to the closing of the first firmly underwritten public offering of Common Stock of the Corporation that occurs after March 20, 2000 and that is pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission (or any other federal agency at the time administering the Securities Act of 1933, as amended (the "Act")) under the Act, covering the offer and sale of Common Stock to the public at a public offering price per share (before deductions for underwriter commissions and expenses) of not less than four times the then prevailing Conversion Price and that results in proceeds to the Corporation (before deduction for underwriter commissions and expenses) of at least $10,000,000 (a "Qualified Offering"), and (ii) upon the conversion of a number of shares of Series B Preferred which when added to all shares of Series B Preferred previously converted at any time equals at least 60% of the number of shares of Series B Preferred issued pursuant to a Securities Purchase Agreement (the "Securities Purchase Agreement") dated March 9, 2000 between the Corporation and Pangea Internet Advisors LLC. Upon such automatic conversion, any declared but unpaid dividends shall be paid in accordance with the provisions of Section 4(c). In the event of the automatic conversion of the Series B Preferred upon a Qualified Offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of Series B Preferred shall not be deemed to have converted such Series B Preferred until immediately prior to the closing of such sale of securities. Notwithstanding the foregoing provisions of this Section 4(b), no automatic conversion of the Series B Preferred shall be effected unless and until such conversion will not violate any laws, rules, regulations, orders or other legal requirements of any governing body or until the Charter Amendment shall have occurred, and such automatic conversion shall be held in abeyance pending compliance with any such requirements, provided that the holders of Series B Preferred will use their best efforts to comply with such requirements.

        (c) Mechanics of Conversion. Before any holder of Series B Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates for such Series B Preferred, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. In the event of an automatic conversion pursuant to Section 4(b), the outstanding shares of Series B Preferred shall be

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converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. The Corporation is not obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series B Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series B Preferred, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Thereupon, the Corporation shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared but unpaid dividends on the shares of Series B Preferred being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred to be converted, or in the case of automatic conversion on the date of closing of a Qualified Offering or the date on which more than 60% of the originally issued Series B Preferred have been converted into Common Stock and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

        (d) Fractional Shares. In lieu of any fractional shares to which the holder of Series B Preferred would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

        (e) Adjustment of Conversion Price. The Conversion Price of the Series B Preferred shall be subject to adjustment from time to time as follows:

        (i) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of the Series B Preferred shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of the Series B Preferred shall be increased in proportion to such increase of outstanding shares.

        (ii) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, on the

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effective date of such combination, the Conversion Price of the Series B
Preferred shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of the Series B Preferred shall be decreased in proportion to such decrease in outstanding shares.

        (iii) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), the shares of the Series B Preferred shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition such holder had converted its shares of the Series B Preferred into Common Stock.

        (iv) In case any event shall occur as to which the other provisions of this subsection (e) are not strictly applicable but the failure to make any adjustment would not fairly protect the conversion rights of the holders of Series B Preferred set forth in this Section 4 in accordance with the essential intent and principles hereof, then, in each such case, the Corporation at its expense shall appoint a firm of independent public accountants of recognized national standing (which may be the regular auditors of the Corporation), which shall give its opinion as to the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 4, necessary to preserve, without dilution, the conversion rights of the holders of Series B Preferred set forth in this Section 4. Upon receipt of such opinion, the Corporation will promptly mail a copy thereof to the holders of Series B Preferred and shall make the adjustments described therein.

        (v) The provisions of clauses (i), (ii), (iii) and (iv) shall similarly apply to successive events of the type described therein. All calculations under this Section 4(e) shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be. (f) Minimal Adjustments. No adjustment in the Conversion Price for any Series B Preferred need be made if such adjustment would result in a change in the Conversion Price of less than 1%. Any adjustment of less than 1% which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of 1% or more in the Conversion Price.

        (g) No Impairment. The Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the

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provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series B Preferred against impairment. This provision shall not restrict the Corporation's right to amend its Certificate of Incorporation with the requisite shareholder consent.

        (h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for Series B Preferred pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series B Preferred.

        (i) Notices of Record Date and Proposed Liquidation Distribution. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Series B Preferred at least 30 days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right. In the event of a liquidation distribution pursuant to
Section 2 hereof, the Corporation shall mail to each holder of Series B Preferred at least 30 days prior to the record date applicable to such distribution a notice (i) certifying as to (x) the anticipated aggregate proceeds available for distribution to holders of Series B Preferred and Common Stock, (y) the amount expected to be distributed pursuant to Section 2 in respect of each share of each outstanding series of Series B Preferred and each share of Common Stock and (z) the amount expected to be distributed pursuant to
Section 2 in respect of each share of outstanding Series B Preferred if the holder of Series B Preferred converted such share of Series B Preferred into Common Stock immediately prior to the liquidation distribution and (ii) stating that in connection with such liquidation distribution the holders of shares of Series B Preferred may prior to such liquidation distribution convert their shares of Series B Preferred into Common Stock at the applicable Conversion Rate.

        (j) Notices. Any notice required by the provisions of this Section 4 to be given to the holder of shares of the Series B Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the Corporation's books.

        (k) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be

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imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which shares of Series B Preferred so converted were registered.

        5. Redemption.

        (a) Optional Redemption by Corporation. The shares of the Series B Preferred are redeemable at the option of the Corporation in whole or in part at any time and from time to time after March 26, 2001, at a redemption price of $10.00 per share plus an amount equal to the dividends accrued and unpaid (including interest, if any) thereon to the redemption date. In case only a part of the Series B Preferred Stock at the time outstanding is to be redeemed, the shares selected shall be allocated among all of the holders of the Series B Preferred at the time outstanding in proportion to their respective holdings. At least 30 days in advance of the date designated for any redemption pursuant to this paragraph (a), the Corporation shall mail or deliver notices of such redemption to the holders of record of the shares so to be redeemed at their respective addresses as shown on the books of the Corporation.

        (b) Redemption at Option of Holders. If the Charter Amendment has not occurred prior to December 31, 2000, then at any time after December 31, 2000 and prior to the Charter Amendment the Corporation shall, upon the written request (a "Redemption Request") of the holders of at least 50% of the shares of Series B Preferred issued pursuant to the Securities Purchase Agreement, redeem all of the then outstanding shares of the Series B Preferred at the redemption price of $10.00 per share, plus all dividends accrued and unpaid (including interest, if any) on such Series B Preferred up to the date fixed for redemption, upon giving the notice hereinafter provided. "Charter Amendment" means an amendment to the Corporation's Certificate of Incorporation providing for an increase in the number of shares of Common Stock that the Corporation is authorized to issue so that the number thereof is at least equal to the sum of
(i) the number of shares of Common Stock that were outstanding or reserved for issuance immediately prior to the issuance of any share of Series B Preferred pursuant to the Securities Purchase Agreement plus (ii) the number of shares of Common Stock that would be required to be issued immediately after the issuance of all shares of Series B Preferred issued pursuant to the Securities Purchase Agreement if all such shares of Series B Preferred were converted at such time plus (iii) the number of shares of Common Stock issuable pursuant to the terms of all warrants referred to in the Securities Purchase Agreement. Not less than 30 days after receipt of a Redemption Request, a notice specifying the time and place fixed for redemption of the Series B Preferred shall be given by mail or delivered to the holders of record of the shares of Series B Preferred Stock selected for redemption at their respective addresses as shown on the books of the Corporation. The time so fixed for redemption shall be not less than 30 days after the date of such notice.

        (c) Effect of Redemption. Upon such date as the Board of Directors shall designate for payment of the redemption price (unless the Corporation



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shall default in the payment of the redemption price set forth in the Redemption notice), the shares of Series B Preferred redeemed shall cease to be deemed outstanding and the holders of certificates therefor shall have no voting or other rights with respect to such shares except the right to receive the moneys payable upon such redemption from the Corporation, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their applicable stock certificates. Upon redemption of the Series B Preferred in the manner set forth herein, the Series B Preferred Stock so redeemed by the Corporation shall be cancelled, shall not be reissued and shall cease to be a part of the authorized shares of the Corporation.

        (d) Limitation on Redemption and Dividends. The option and obligation of the Corporation to redeem shares of the Series B Preferred Stock under paragraphs (a) and (b) hereof, shall be subject to the restrictions imposed by applicable law or any provision of any agreement now or hereafter existing relating to the indebtedness of the Corporation for borrowed money, unless such provision shall be waived. In the event that the Corporation shall fail to redeem any shares of Series B Preferred Stock required to be redeemed under paragraph (b) hereof, then, until such shares are redeemed, dividends shall accrue on all shares at a rate equal to 10% compounded semi-annually from the date such redemption price is required to be paid to the date payment is made.

        6. Covenants. In addition to any other rights provided by law, so long as any shares of Series B Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series B
Preferred:

        (a) Certificate and Bylaws. Amend or repeal any provision of, or add any provision to, this Corporation's Certificate of Incorporation or Bylaws if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, such shares of Series B Preferred;

        (b) Authorized Shares. Increase the authorized number of shares of Series B Preferred or increase or decrease the authorized number of shares of preferred stock of the Corporation;

        (c) Senior Securities. Make any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking senior to the Series B Preferred in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such class or series; or

        (d) Distribution. Redeem or repurchase any shares of Common Stock (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or its affiliates).


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        7. Status of Converted Stock. In the event any shares of Series B
Preferred shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation, and any declared but unpaid dividends with respect to such converted shares shall be cancelled. The Certificate of Incorporation of the Corporation may be appropriately amended from time to time to effect the corresponding reduction in the Corporation's authorized capital stock.

        8. Absence of Charter Amendment. To the extent that the rights of the holders of Series B Preferred set forth in Sections 1, 2 and 3 depend upon or relate to the number of shares of Common Stock into which the Series B Preferred may be converted from time to time, such rights shall be construed as if the Corporation has at all times a sufficient number of shares of Common Stock authorized and reserved for issuance to satisfy such conversion rights notwithstanding the fact that a sufficient number of such shares of Common Stock may not be authorized and reserved because of the failure of the Charter Amendment to have been effected or for any other reason."

        C. Date of Adoption. The above resolutions were duly adopted by the Corporation's Board of Directors on March 20, 2000.

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        D. Due Adoption. The above resolutions were duly adopted by the
Corporation's Board of Directors.

        IN WITNESS WHEREOF, Arinco Computer Services Inc. has caused this statement to be signed in its corporate name by its President and Secretary this 20th day of March, 2000, and by his signature hereto James A. Arias, as President, certifies, verifies and acknowledges that the statements herein are true.

                                                 ARINCO COMPUTER SYSTEMS INC.


                                                 By: /s/ James A. Arias
                                                     ------------------
                                                     JAMES A. ARIAS
                                                     PRESIDENT

                                                 /s/ James A. Arias
                                                 ------------------
                                                 JAMES A. ARIAS
                                                 SECRETARY

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STATE OF       New York             )
                                    ) ss.:
COUNTY OF      New York             )

        On the 21st day of March in the year 2000 before me, the undersigned, a Notary Public in and for said state, personally appeared JAMES A. ARIAS, known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the foregoing document and who, being by me duly sworn, did depose and say that he resides in 8909 Camino Osito N.E., Albuquerque, NM 87111; that he is the President and Secretary of Arinco Computer Systems Inc., the corporation described in and which executed the above instrument; and that he signed this name thereto by authority of the Board of Directors.

                                                 /s/ Sophia Lee
                                                 --------------
                                                 NOTARY PUBLIC

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